SEALED AIR CORPORATION
PARK 80 EAST/SADDLE BROOK, NEW JERSEY 07663-5291/
(201) 791-7600/FAX (201) 703-4205



                                   EXHIBIT 5


                                        July 1, 1996


Sealed Air Corporation
Park 80 East
Saddle Brook, NJ  07663

Dear Sirs:

     I am the Assistant General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the "Corporation"), and as such have represented the Corporation in connection with a Registration Statement on Form S-3 (the "Registration Statement") of the Corporation providing for the registration under the Securities Act of 1933, as amended, of 374,410 shares (the "Shares") of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock") that are being sold for the account of Alan H. Miller (the "Selling Stockholder"). All of the shares covered by the Registration Statement were issued by the Corporation pursuant to a Stock Purchase Agreement dated as of September 19, 1983 (the "Agreement") among the Corporation, the Selling Stockholder, and NCNB National Bank of North Carolina, serving as Escrow Agent, or issued in subsequent two-for-one stock splits distributed in September 1992 and September 1995 with respect to the shares of Common Stock issued to the Selling Stockholder pursuant to the Agreement. Pursuant to the Agreement, the Corporation acquired all of the issued and outstanding shares of common stock of Cellu-Products Company, a Delaware corporation ("Cellu-Products"), on October 5, 1983.

     As counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors of the Corporation that approved the execution, delivery and performance of the Purchase Agreement and authorized the issuance of the Shares under the Purchase Agreement. I have also reviewed the resolutions adopted by the Board of Directors of the Corporation that approved the two-for-one stock splits distributed by the Corporation in September 1992 and September 1995. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

     Based on the foregoing, I am of the opinion that:

     1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Shares are and, when sold pursuant to the Registration Statement will be, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the
Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus forming a part thereof.


                                   Very truly yours,

                                   S/H. Katherine White
                                   Assistant General Counsel
                                     and Secretary